Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Travis Marquette	Connie Kao
	Group Senior Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS FOURTH QUARTER
AND FISCAL 2020 RESULTS

REINSTATES QUARTERLY DIVIDEND

PROVIDES FIRST QUARTER GUIDANCE AND FISCAL 2021 OUTLOOK

Dublin, California, March 2, 2021 -- Ross Stores, Inc. (NASDAQ: ROST) today reported earnings for the 13 weeks ended January 30, 2021 of $238 million or $0.67 per share. Sales for the fourth quarter of 2020 were $4.2 billion, with comparable store sales down 6%, reflecting the negative impact from the upsurge of COVID-19 during the peak holiday selling season.

For the 2020 fiscal year, earnings per share were $0.24 on net income of $85 million, which includes a one-time, pre-tax charge of $240 million or $0.54 per share for the year from the refinancing of $775 million in senior notes. Total sales for 2020 declined to $12.5 billion.

Barbara Rentler, Chief Executive Officer, commented, “While our fourth quarter sales exceeded our expectations, the upsurge of the virus resulted in lower traffic, especially in California, our largest state, where we were subject to more stringent occupancy and operating hour restrictions.”

Ms. Rentler continued, “Fourth quarter operating margin of 9.5% declined versus last year as an increase in merchandise margin was more than offset by the deleveraging effect on expenses from lower sales, and higher supply chain and COVID-related operating costs.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Reinstates Quarterly Cash Dividend

The Company’s Board of Directors recently authorized the reinstatement of the quarterly cash dividend at a rate of $0.285 per share. This quarterly dividend is payable on March 31, 2021 to stockholders of record as of March 16, 2021.

Ms. Rentler noted, “The resumption of our dividend payout in 2021 reflects our strong cash position and confidence in the Company’s long-term prospects.”

First Quarter Guidance and Fiscal 2021 Outlook

Our guidance and results throughout fiscal 2021 will be reported versus fiscal 2019. We believe the significant impact from the extended closure of our operations in the spring of 2020, and the ongoing headwinds caused by COVID-19 throughout last year, make this a more relevant basis for comparison.

Ms. Rentler commented, “As we enter 2021, there remains limited visibility regarding the pandemic and the pace and magnitude of an economic recovery. Given these factors, we are providing specific guidance for only the first quarter and a general outlook for the year.”

Ms. Rentler continued, “Comparable store sales for the 13 weeks ending May 1, 2021 are projected to be down 1% to down 5% compared to the 13 weeks ended May 4, 2019. Earnings per share for the 2021 first quarter are forecast to be $0.74 to $0.86, reflecting the deleveraging effect from the projected decline in same store sales, increased supply chain costs, higher wages, and ongoing COVID-related expenses.”

Ms. Rentler added, “With the continued roll out of vaccines, potential additional government stimulus, and likely pent-up consumer demand, we expect comparable store sales to strengthen as we move through the year. However, earnings will continue to be affected by the aforementioned cost pressures throughout the year and thus profitability will be well below recent historical high levels.”

Ms. Rentler further noted, “With regard to our expansion plans, we remain very optimistic about our longer-term growth opportunities. That said, we planned a more moderate pace of store openings this year, especially in the spring. For fiscal 2021, we expect to add about 60 new locations, consisting of approximately 40 Ross Dress for Less and 20 dd’s DISCOUNTS.”

Ms. Rentler concluded, “Going forward, we are very confident that our talented management team, seasoned associates, and robust financial foundation will enable us to navigate through these uncertain times. In addition, we believe our longer-term prospects remain bright. We operate in an attractive sector of retail that will be facing much less brick and mortar competition given the significant number of retail closures and bankruptcies. As a result, we believe we remain well-positioned to gain market share over time, especially given consumers’ heightened focus on value and convenience.”

The Company will host a conference call on Tuesday, March 2, 2021 at 4:15 p.m. Eastern time to provide additional details concerning its fourth quarter and fiscal year 2020 results, and management’s outlook for fiscal 2021. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #6207398 until 8:00 p.m. Eastern time on March 9, 2021, as well as on the Company’s website.

Forward-Looking Statements: This press release contains forward-looking statements regarding projected sales and earnings, planned new store growth, and other financial results and market conditions in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, the uncertainties and potential for further significant business disruptions arising from the ongoing COVID-19 pandemic, including potential distribution center and store closures and restrictions on customer access; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; impacts from the macro-economic environment, financial and credit markets, geopolitical conditions, unemployment levels or public health issues (such as pandemics) that affect consumer confidence and consumer disposable income; our need to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margins; competitive pressures in the apparel or home-related merchandise retailing industry; issues from selling and importing merchandise produced in other countries and from supply chain disruptions in other countries, including due to COVID-19 closures; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; potential data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters; damage to our corporate reputation or brands; our need to continually attract, train, and retain associates to execute our off-price strategies; our need to effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an additional pandemic, natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; and maintaining sufficient liquidity to support our continuing operations, new store openings and reopenings, and ongoing capital expenditure plans. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2019, and fiscal 2020 Form 10-Qs and 8-Ks on file with the SEC. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2020 revenues of $12.5 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,585 locations in 40 states, the District of Columbia, and Guam at fiscal 2020 year-end. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 274 dd’s DISCOUNTS® stores in 21 states at the end of fiscal 2020 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
($000, except stores and per share data, unaudited)	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020

Sales	$4,249,671	$4,413,445	$12,531,565	$16,039,073

Costs and Expenses
Cost of goods sold	3,157,044	3,224,237	9,838,574	11,536,187
Selling, general and administrative	690,624	601,879	2,503,281	2,356,704
Interest income (expense), net	19,152	(3,287)	83,413	(18,106)
Total costs and expenses	3,866,820	3,822,829	12,425,268	13,874,785

Earnings before taxes	382,851	590,616	106,297	2,164,288
Provision for taxes on earnings	144,871	134,483	20,915	503,360
Net earnings	$237,980	$456,133	$85,382	$1,660,928

Earnings per share
Basic	$0.67	$1.29	$0.24	$4.63
Diluted	$0.67	$1.28	$0.24	$4.60

Weighted-average shares outstanding (000)
Basic	352,609	354,090	352,392	358,462
Diluted	355,163	356,918	354,619	361,182

Stores count at end of period	1,859	1,805	1,859	1,805

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	January 30, 2021	February 1, 2020
Assets

Current Assets
Cash and cash equivalents	$4,819,293	$1,351,205
Accounts receivable	115,067	102,236
Merchandise inventory	1,508,982	1,832,339
Prepaid expenses and other	249,149	147,048
Total current assets	6,692,491	3,432,828

Property and equipment, net	2,710,496	2,653,436
Operating lease assets	3,084,819	3,053,782
Other long-term assets	230,061	208,321
Total assets	$12,717,867	$9,348,367

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,256,928	$1,296,482
Accrued expenses and other	592,122	462,111
Current operating lease liabilities	598,120	564,481
Accrued payroll and benefits	400,273	364,435
Income taxes payable	54,680	14,425
Current portion of long-term debt	64,910	—
Total current liabilities	3,967,033	2,701,934

Long-term debt	2,448,175	312,891
Non-current operating lease liabilities	2,621,594	2,610,528
Other long-term liabilities	268,558	214,086
Deferred income taxes	121,867	149,679

Commitments and contingencies

Stockholders’ Equity	3,290,640	3,359,249
Total liabilities and stockholders’ equity	$12,717,867	$9,348,367

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
($000, unaudited)	January 30, 2021	February 1, 2020

Cash Flows From Operating Activities
Net earnings	$85,382	$1,660,928
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	364,245	350,892
Loss on early extinguishment of debt	239,953	—
Stock-based compensation	101,568	95,438
Deferred income taxes	(27,812)	32,009
Change in assets and liabilities:
Merchandise inventory	323,357	(81,897)
Other current assets	(39,406)	(10,315)
Accounts payable	938,837	114,153
Other current liabilities	171,444	30,513
Income taxes	39,806	(35,239)
Operating lease assets and liabilities, net	13,669	15,631
Other long-term, net	34,890	(567)
Net cash provided by operating activities	2,245,933	2,171,546

Cash Flows From Investing Activities
Additions to property and equipment	(405,433)	(555,483)
Proceeds from investments	—	517
Net cash used in investing activities	(405,433)	(554,966)

Cash Flows From Financing Activities
Net proceeds from issuance of short-term debt	805,601	—
Payments of short-term debt	(805,601)	—
Net proceeds from issuance of long-term debt	2,965,115	—
Payment of long-term debt	(775,009)	—
Payments of debt extinguishment and debt issuance costs	(232,688)	—
Issuance of common stock related to stock plans	23,534	22,209
Treasury stock purchased	(45,222)	(60,665)
Repurchase of common stock	(132,467)	(1,275,000)
Dividends paid	(101,404)	(369,793)
Net cash provided by (used in) financing activities	1,701,859	(1,683,249)

Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	3,542,359	(66,669)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	1,411,410	1,478,079
End of period	$4,953,769	$1,411,410

Reconciliations:
Cash and cash equivalents	$4,819,293	$1,351,205
Restricted cash and cash equivalents included in prepaid expenses and other	85,711	10,235
Restricted cash and cash equivalents included in other long-term assets	48,765	49,970
Total cash, cash equivalents, and restricted cash and cash equivalents:	$4,953,769	$1,411,410

Supplemental Cash Flow Disclosures
Interest paid	$72,471	$12,682
Income taxes paid	$8,921	$506,591